Exhibit 10.22

Contract No.: P-101

AGREEMENT FOR THE PURCHASE AND SALE OF PULP

AGREEMENT made as of the first day of January, 2003 by and between WEYERHAEUSER COMPANY, a Washington Corporation (“Seller”), and Blue Ridge Paper Products Inc., a Delaware Corporation, (“Buyer”).

QUANTITY AND DESCRIPTION

Seller agrees to sell and Buyer agrees to purchase, in each year during the term of this Agreement, the following quantities (measured in Air Dry Metric Tons of 2204.6 pounds per ton) and types of pulp manufactured by Seller.

Quantity (per Contract Year)	Origin and Grade of Pulp	Buyer’s Destination
4537	Port Wentworth or Columbus SBSK	Canton, NC
6352	Port Wentworth or Hawesville SBHK	Canton, NC

Buyer shall be deemed to have fulfilled it obligations to purchase the annual quantities provided for herein if it has ordered not less than 95% of such quantities; shipment by Seller of annual quantities within 5% of the annual quantity provided for herein shall constitute fulfillment of its volume obligation.

DURATION

This Agreement shall become effective on January 1, 2003, and shall terminate on the scheduled termination date of December 31, 2004.  Not later than six months before the scheduled termination date, Buyer and Seller agree to begin discussions for a renewal of this Agreement, but unless Buyer and Seller have agreed in writing not later than three months before the scheduled termination date on a renewal hereof, this Agreement shall terminate on the scheduled termination date.

ORDERS AND SHIPMENTS

Approximately 1/4 of the annual contract quantity shall be shipped in each quarter of the contract period, with the specifies of each individual shipment during each quarter to be mutually agreed upon prior to the beginning of such quarter.  Seller will issue a written acknowledgment for each such quarter on a timely basis.

QUANTITY AND GRADE ADJUSTMENTS

Unless specific numbers of carload lots are specified in any order under this Agreement, the quantity described in any such order may be increased or decreased by not more than 5%.  In the event that either Seller or Buyer shall propose a change in the quantity or grade of pulp covered by this Agreement, Seller and Buyer agree to negotiate in good faith in response to such proposal, but neither party is obligated to agree to the other party’s proposal.

PRICE AND TERMS OF PAYMENT

It is the intent of both parties that the price represent the fair market value of the respective pulp.  The price and sales terms shall be Seller’s price per ton of pulp announced to Buyer for the destination in effect at the time of shipment, and terms of payment shall be the Seller’s terms announced to Buyer in effect at the time of shipment.  If at any time the buyer is dissatisfied with Seller’s announced price.  Buyer shall notify the Seller.  Buyer shall have the option of using a mutually agreeable third party index, (such as RISI) to establish monthly prices for the following three-month period.

Exhibit B contains the provisions of a Performance Rebate for this Agreement.

OTHER TERMS

This Agreement is also subject to the General Terms of Sale, attached hereto as Exhibit A.

Neither party may assign this Agreement without the express prior written consent of the other; provided, however, Seller may assign this Agreement to a subsidiary or affiliate of Seller.  Seller may terminate this Agreement on not less than sixty (60) days written notice in the event of a change of control of Buyer.

BLUE RIDGE PAPER PRODUCTS INC.		WEYERHAEUSER COMPANY

By:	/s/ Brian Rhodes	By:	/s/ Donald L. Young
Canton Mill Purchasing MGR.

Title:	VP Operations	Title:	General Sales Manager Paper grade Purchasing

Date:	1/7/03	Date:	January 24, 2003

EXHIBIT A

GENERAL TERMS OF SALE

1.                                       MOISTURE, WEIGHT, AND DEFINITIONS

This contract is made and the pulp covered thereby is to be invoiced on the basis of air-dry fiber containing by weight 90% bone-dry fiber and 10% moisture.  “Short ton” means 2,000 pounds, “metric ton” means 2,204.6 pounds of wood pulp on an air-dry basis.  Unless otherwise specified, all references to tonnage shall mean metric tons, dimensions shall mean the International Metric System (SI), and monetary amounts shall be in U.S. dollars.

2.                                       TAXES

Any and all taxes or charges of any nature (other than taxes imposed on the gross or net income of Seller), imposed by any governmental authority, which shall become payable by reason of the sale, delivery and/or use of Pulp hereunder shall be deemed for Buyer’s account and Seller may either bill the same to Buyer, separately, or add the same to the price of Pulp shipped hereunder.  Seller will notify Buyer in writing of the nature of any such tax or charge and of the law imposing same.

3.                                       DELAYS

Seller may suspend performance of this agreement when its manufacture or delivery of products is prevented, and Buyer may suspend performance of this contract when its receipt or consumption of products is prevented, in either case to the extent caused by act of Good labor difficulty, shortage of transportation facilities, governmental acts or orders, the public enemy, or any like or different circumstances beyond reasonable control of such party, provided that goods specially manufactured or in transit must be accepted by the Buyer.  If suspension by either party continues for sixty days or more, the other party may elect to cancel this agreement.

4.                                       TERMS OF PAYMENT

Net cash 30 days from date of invoice, subject to continued compliance with Seller’s normal credit standards.  A late payment charge of 1.00% per month on the unpaid balance will be made on all past due accounts.  Should this rate exceed the maximum rate that is lawful under the circumstances, that maximum rate shall apply.  The maximum rate shall be governed by the law of the state of the Buyer’s designated billing office.  Buyer also agrees to pay reasonable attorney’s fees and other costs incurred at collection.

5.                                       WARRANTY AND LIMITATIONS

Seller warrants that its products are of good, merchantable quality, in accordance with specifications and tolerances published by it or adopted by reference in this order.  If Buyer gives written notice to Seller of any failure to meet the foregoing standards within 30 days after delivery of the products, and if such failure of any article is established under procedures customary in the industry or otherwise established to Seller’s satisfaction, then at Seller’s option Seller will furnish a replacement product conforming to this warranty, make a fair allowance therefor, or refund the purchase price.  THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE FOREGOING AND SELLER’S SOLE RESPONSIBILITY THEREUNDER IS AS STATED.  SELLER SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, OR FOR ANY AMOUNT IN EXCESS OF THE PRICE FOR THE SHIPMENT INVOLVED, UNDER THE FOREGOING WARRANTY OR ANY OTHER PART OF THIS AGREEMENT, ANY LEGAL ACTION AGAINST SELLER FOR BREACH OF THIS AGREEMENT, INCLUDING ANY WARRANTIES HEREUNDER, MUST BE INSTITUTED WITHIN ONE YEAR AFTER DELIVERY.

6.                                       TRANSPORTATION COSTS AND SHORTAGES

When prices include any costs of transportation from point of manufacturer, any increase in such costs greater than $5.00 ADMt becoming effective after the applicable price is quoted or established by Seller, and any costs greater than $50.00 ADMt for service beyond those provided by the carrier at no charge other than the applicable freight rate for tariff, may, at Seller’s option, be for Buyer’s account.  And extra costs of utilizing substitute methods of delivery, including when the intended type of carrier, vehicle or loading or unloading facilities become unavailable, may also at Seller’s option, be for Buyer’s account.

7.                                       CLAIMS

All claims of whatever nature applying upon any shipment made under this Agreement must be made within) sixty (60) days after arrival a Buyer’s plant; and buyer shall hold not less than one half the shipment in dispute, pending examination by Seller or its nominee for this purpose.  Seller shall examine the goods with 10 days of notification by Buyer, and shall immediately advise disposition of the goods.

8.                                       SHIPMENT AND TITLE PASSAGE

Unless Seller expressly guarantees an indicated or scheduled shipping date, all advance information as to date of shipment is an approximation only based on Seller’s best judgment at the time.  Irrespective of any provision concerning freight or price, title and risk of loss or damage shall pass to buyer upon delivery of goods to any carrier, except a motor vehicle operated by Seller, at Seller’s plant or other shipping point.  Seller reserves the right to route all shipments, and may assist Buyer in processing claims against carriers without incurring liability therefor.

When a mill or other point is specified in this agreement, or when an order is scheduled for shipment from such a place, it shall be the exclusive source of supply.

9.                                       WAIVER

No right of either party hereunder shall be deemed to have been waived by any failure of such party to exercise any right in any price instance or instances.

10.                                 GOVERNING LAW

The law of the State of Washington, including the Uniform Commercial Code as in force therein, shall govern all aspects of this agreement including its validity, interpretation, performance, operation and enforcement.

EXHIBIT B

PERFORMANCE REBATE

1.                                       A discount of six percent shall be taken off of the invoice for all SBSK shipments

2.                                       A discount of eight percent shall be taken off of the invoice for all SBHK shipments

3                                          A performance rebate of 2 percent of the net invoice amount (gross amount invoiced less freight, of returns and allowance  if insurance, and customer duties and charges for a quarter), if will be paid by credit memo after the end of the quarter to which the additional rebate applies, if all of the following conditions are met

•                  Buyer shall have paid in full all invoices for the quarter

•                  The average number of days from invoice date to the date of payment is received is equal to or less than 37 days

4                                                                  An additional performance rebate of 2 percent of the net invoice amount (gross amount invoiced less freight, prompt payment discounts, returns and allowances, insurance, and customer duties and charges for a quarter, will be paid by credit memo after the end of the quarter to which the performance rebate applies, if all of the following conditions are met

•                  Buyer shall have paid in full all invoices for the quarter

•                  Buyer shall have purchased the full quarterly amount during the quarter